Exhibit 99.1

Contact:
Nicole Daniel	804.788.6096
Sherry Knapp	804.788.6107

Albemarle Announces Record First-Quarter 2006 Results

•	Quarterly net income was $34.4 million, or 71 cents per share, up 41 percent over the same period last year.

•	Record net sales for the quarter were $607.4 million, up 19 percent over the same period last year.

RICHMOND, Va., April 25 — Albemarle Corporation (NYSE: ALB) reported first-quarter 2006 net income of $34.4 million, or 71 cents per share, up from $24.3 million, or 52 cents per share for first-quarter 2005, due to strong performance in each of the Company’s three business segments. The Company reported record quarterly net sales in the first quarter of 2006 totaling $607.4 million, up $97.4 million, a 19 percent increase from first-quarter 2005.

Commenting on first-quarter 2006 results, Mark C. Rohr, President and CEO of Albemarle Corporation stated, “I am very pleased with our Company’s results, which demonstrate the hard work of our employees to drive pricing to reflect the value our products bring to the market. Each of our segments had improved sales this quarter as compared to the same period last year and our Polymer Additives segment reported record sales. Our operating margin improved as we covered a substantial portion of input cost inflation and held down our SG&A costs. Our team has performed extremely well in the dynamic environment in which we operate. We continue to enhance and streamline our operation by exceeding customer expectations, mitigating costs and addressing under-performing assets. We had a strong first quarter and we expect demand and pricing to continue to be robust for 2006.”

Quarterly Segment Results

The Polymer Additives segment recorded record net sales for first-quarter 2006 of $221.9 million, up $23.8 million, or 12 percent versus first-quarter 2005. Our brominated and mineral flame retardant portfolios saw both volume and net sales improvements, and net sales improved in stabilizers and curatives. Polymer Additives segment income for first-quarter 2006 amounted to $31.2 million, up $8.9 million, or 40 percent versus first-quarter 2005, due mainly to higher pricing and increased volume, partially offset by increased manufacturing costs and unfavorable foreign exchange.

The Catalysts segment recorded net sales for first-quarter 2006 of $235.4 million, up $62.5 million, or 36 percent versus first-quarter 2005, due mainly to higher pricing and increased volume in refinery catalysts, offset in part by weak volumes and net sales in polyolefin catalysts. Catalysts segment income for first-quarter 2006 amounted to $25.3 million, up 1 percent from first-quarter 2005, due mainly to higher pricing and increased volume offset by increased raw material cost and higher manufacturing costs associated with a planned shutdown at our Pasadena polyolefin catalysts plant.

Fine Chemicals segment net sales for first-quarter 2006 were $150.1 million, up $11.1 million, or 8 percent versus first-quarter 2005 due mainly to improved volume and pricing across the bromine portfolio and increased sales in fine chemistry services. Fine Chemicals segment income for first-quarter 2006 was $9.7 million, down $1.9 million, or 16 percent from first-quarter 2005, due mainly to increased raw material and manufacturing costs, partially offset by improved pricing.

During the quarter, interest and financing expenses were $10.6 million versus first-quarter 2005 of $10.3 million (which included a $1.4 million write-off of deferred financing expenses) due mainly to higher interest rates and increased debt due to the consolidation of our Jordan bromine joint venture. Our first-quarter 2006 effective income tax rate was 26 percent, in line with expectations.

Earnings Call

The Company’s performance for the first quarter ended March 31, 2006 will be discussed on a conference call at 9:00 AM Eastern Daylight Time on April 26, 2006, which can be accessed through Albemarle’s website under Investor Information at www.albemarle.com.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; construction and packaging materials. The Company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals, and serves customers in approximately 100 countries.

Forward-Looking Statements

Some of the information presented in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations as reflected are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: the inability to pass through increases in costs and expenses for raw materials and energy; competition from other manufacturers; changes in demand for our products; the gain or loss of significant customers; fluctuations in foreign currencies; and increased government regulation of our operations or our products. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2005.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(In Thousands of Dollars, Except Share and Per-Share Amounts) (Unaudited)

	First Quarter Ended March 31,
	2006	2005 (a)
Net sales	$607,354	$509,965
Cost of goods sold	484,901	402,643

Gross profit	122,453	107,322
Selling, general and administrative expenses	57,853	57,026
Research and development expenses	11,445	10,980

Operating profit	53,155	39,316
Interest and financing expenses	(10,619)	(10,253	)(b)
Other income, net	926	488

Income before income taxes, minority interests and equity in net income of unconsolidated investments	43,462	29,551
Income tax (expense)	(11,337)	(11,140)

Income before minority interests and equity in net income of unconsolidated investments	32,125	18,411
Minority interests in income of consolidated subsidiaries	(3,225)	(1,484)
Equity in net income of unconsolidated investments	5,476	7,392

Net income	$34,376	$24,319

Basic earnings per share	$0.73	$0.53

Diluted earnings per share	$0.71	$0.52

Weighted-average common shares outstanding - Basic	47,077	45,538

Weighted-average common shares outstanding - Diluted	48,285	46,940

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands of Dollars)

	March 31, 2006	December 31, 2005
	(Unaudited)
ASSETS
Cash and cash equivalents	$67,100	$58,570
Other current assets	830,929	815,093

Total current assets	898,029	873,663

Property, plant and equipment	2,228,062	2,194,878
Less accumulated depreciation and amortization	1,253,991	1,228,061

Net property, plant and equipment	974,071	966,817

Other assets and intangibles	708,426	706,763

Total assets	$2,580,526	$2,547,243

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities	$397,287	$421,917
Long-term debt	776,352	775,889
Other noncurrent liabilities	231,361	225,212
Deferred income taxes	203,662	193,950
Shareholders’ equity	971,864	930,275

Total liabilities & shareholders’ equity	$2,580,526	$2,547,243

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Selected Cash Flows Data

(In Thousands of Dollars) (Unaudited)

	Three Months Ended March 31,
	2006	2005
Cash and cash equivalents at beginning of year	$58,570	$46,390
Cash and cash equivalents at end of period	$67,100	$73,780

Sources of cash and cash equivalents:
Net income	34,376	24,319
Depreciation and amortization	30,626	29,045
Proceeds from issuance of senior notes	—	324,665
Proceeds from issuance of common stock	—	147,862
Proceeds from borrowings	40,782	68,533
Proceeds from exercise of stock options	10,955	2,295

Uses of cash and cash equivalents:
Capital expenditures	(21,018)	(18,801)
Purchases of common stock	(8,980)	—
Investments in other corporate investments	(64)	(391)
Acquisitions of assets/business	—	(10,277)
Repayments of long-term debt	(46,939)	(470,992)
Dividends paid to shareholders	(7,472)	(4,998)
Dividends paid to minority interest	(1,200)	—

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Consolidated Summary of Segment Results

(In Thousands of Dollars) (Unaudited)

	First Quarter Ended March 31,
	2006	2005 (a)
Segment net sales:
Polymer Additives	$221,871	$198,102
Catalysts	235,356	172,824
Fine Chemicals	150,127	139,039

Total segment net sales	$607,354	$509,965

Segment income (loss):
Polymer Additives	$31,220	$22,314
Catalysts	25,329	25,059
Fine Chemicals	9,691	11,550
Corporate & Other	(10,834)	(13,699)

Total segment income	55,406 (c)	45,224	(c)
Interest and financing expenses	(10,619)	(10,253	) (b)
Other income, net	926	488
Income tax (expense)	(11,337)	(11,140)

Net income	$34,376	$24,319

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(In Thousands of Dollars, Except Per-Share Amounts):

(a)	Certain reclassifications have been made in the condensed consolidated statements of income and consolidated summary of segment results to conform to current presentation.

(b)	Interest and financing expenses for first-quarter 2005 included the write-off of deferred financing expenses totaling $1,386 ($883 after income taxes, or 2 cents per share).

(c)	Effective January 1, 2006, we revised the way we evaluate the performance of our segment results to reduce our segment income (loss) for the minority interests in income of consolidated subsidiaries. Segment income (loss) represents operating profit and equity in net income of unconsolidated investments and is reduced by minority interests in income of consolidated subsidiaries. Segment results for the first-quarter ended March 31, 2005 have been reclassified to conform to the new presentation.

Polymer Additives segment income includes equity in net income of unconsolidated investments of $1,120 and $1,780 and is reduced by minority interests in income of consolidated subsidiaries of ($2,015) and ($1,484) for the first-quarters ended March 31, 2006 and 2005, respectively.

Catalysts segment income includes equity in net income of unconsolidated investments of $4,445 and $4,470 for the first-quarters ended March 31, 2006 and 2005, respectively.

Fine Chemicals segment income includes equity in net income of unconsolidated investments of $0 and $1,206 and is reduced by minority interest in income of consolidated subsidiary of ($1,210) and ($0) for the first-quarters ended March 31, 2006 and 2005, respectively.

Corporate & other segment (loss) includes equity in net (losses) of unconsolidated investments of ($89) and ($64) for the first-quarters ended March 31, 2006 and 2005, respectively.

Additional Information

A description of certain non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investor Information section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Investor Relations.”